UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 17, 2005 (June 14, 2005)

AMERICAN TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13114 Evening Creek Drive South, San Diego, California	92128
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 679-2114

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On June 14, 2005, based on the recommendation of our Nominating and Governance Committee, our board of directors elected John R. Zavoli as a director of our board. Mr. Zavoli, age 46, is the President, Chief Executive Officer, Chief Financial Officer and General Counsel and a director of San Diego-based Path 1 Network Technologies Inc. (AMEX: PNO) (Path 1), a leading provider of IP video transport and routing systems to broadcasters, satellite operators, mobile carriers, cable MSOs, telecom operators, and entertainment studios. Mr. Zavoli joined Path 1 in October 2002 and was appointed President and Chief Executive Officer and elected as a director in March 2004. Before joining Path 1, from November 2001 through September 2002, Mr. Zavoli served as Chief Financial Officer and General Counsel with WayNet, Inc., a privately-held broadband video service provider. From May 2000 to February 2001, Mr. Zavoli also served as Chief Financial Officer and General Counsel with NHancement Technologies (later re-named Appiant Technologies). From June 1987 through July 1992, he held various senior level financial and legal positions with Digital Equipment Corporation (now Hewlett-Packard), including serving in Digital Equipment’s Asia and European headquarters operations in Hong Kong and Geneva, Switzerland. Mr. Zavoli is a former partner with PricewaterhouseCoopers LLP, where he consulted high tech clients in global operations, taxation, fiscal management, M&A and other related issues. Mr. Zavoli obtained a B.S. degree in accounting from the University of Illinois in 1981, a J.D. from The John Marshall Law School in 1986, and a LL.M. from Boston University School of Law in 1990.

On June 14, 2005, we granted Mr. Zavoli a stock option exercisable for 50,000 shares of our common stock pursuant to our 2005 Equity Incentive Plan. The option has an exercise price of $6.05 per share, vests quarterly over four years and has a five-year term, subject to continued service and other conditions.

More detail about the election of Mr. Zavoli as a director is available in Item 5.02 below.

On June 14, 2005, based on the recommendation of our Compensation Committee, our board of directors agreed to pay all directors, including Mr. Zavoli, for service as a director a fee of $1,000 per quarter.

On June 15, 2005, we entered into a Separation and Release Agreement with Carl Gruenler. Mr. Gruenler was formerly our Vice President, Government and Force Protection Systems Group, and left employment at our company on May 9, 2005. The agreement provides for a payment of $25,000 to be made to Mr. Gruenler, and contains Mr. Gruenler's general release of all claims. A copy of the Separation and Release Agreement is attached as Exhibit 99.1.

In connection with the Separation and Release Agreement, we also executed a Consulting Agreement documenting our consulting arrangement with Mr. Gruenler that commenced following his departure. The term of the Consulting Agreement is six months commencing May 10, 2005. During the term of the Consulting Agreement, Mr. Gruenler will provide consulting services related to our Government and Force Protection business as requested by the Company. For these services, Mr. Gruenler will receive compensation of $20,000 per month for the first three months, $15,000 per month for the next two months and $10,000 for the final month. Mr. Gruenler has agreed that during the term of the Consulting Agreement, he will not provide services for any company that competes directly or indirectly with the business of our Government and Force Protection Systems Group. As Mr. Gruenler's services to us have continued in a consulting capacity, all stock options that were previously granted to Mr. Gruenler are continuing to vest over the term of the Consulting Agreement, and will remain exercisable until thirty days after the termination of our consulting relationship. Mr. Gruenler may terminate the Consulting Agreement for any or no reason with thirty days advance written notice. We may terminate the Consulting Agreement upon an uncured breach by Mr. Gruenler. A copy of the Consulting Agreement is attached as Exhibit 99.2.

Item 5.02 Election of Director

On June 14, 2005, our board of directors expanded the size of our board from five to six directors and elected John R. Zavoli as a director to fill the vacancy created by the expansion. We anticipate that Mr. Zavoli will be appointed to our Compensation Committee and Audit Committee. There were no arrangements or understandings between Mr. Zavoli and any other person pursuant to which Mr. Zavoli was selected as a director.

More information about Mr. Zavoli is available in Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1    Separation and Release Agreement
99.2    Consulting Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TECHNOLOGY CORPORATION

Date: June 17, 2005	By:	/s/ MICHAEL A. RUSSELL

Michael A. Russell Chief Financial Officer